EXHIBIT (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-263033 on Form N-2 of our report dated August 18, 2022, relating to the financial statements and financial highlights of Eaton Vance Senior Income Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended June 30, 2022, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 19, 2022